UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CBRL Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[CBRL Group, Inc. Logo]

Dear Shareholder:

We recently provided you with our proxy statement sent in connection with our 2007 Annual Meeting of Shareholders, presently scheduled for November 29, 2007.

Following distribution of our proxy statement, one of our directors, Eric Vonk, pursuant to our Corporate Governance Guidelines, offered his resignation as a member of the CBRL Group, Inc. Board of Directors as a result of his retirement as CEO of Gevity, Inc.  Our Board met and determined to accept Mr. Vonk’s resignation, and he will not stand for re-election as a member of the Board at the upcoming Annual Meeting.

Owing to Mr. Vonk’s resignation, our Board of Directors reduced the size of the Board from 11 to 10 members.  We have done this so that a vacancy does not exist currently and one will not exist at the upcoming Annual Meeting.

At the Annual Meeting, you now will vote on and elect 10 rather than 11 directors.  All of the information on those nominees is contained in our proxy materials, dated October 19, 2007, that already have been sent to you.  This letter is meant to supplement those materials.

We appreciate your continuing support and look forward to seeing many of you at the Annual Meeting.

Sincerely,

/s/ Michael A. Woodhouse
Michael A. Woodhouse
November 2, 2007	Chairman, President and Chief Executive Officer